FUND PARTICIPATION AGREEMENT

AMENDMENT NO. 2

The Fund Participation Agreement entered into as of the 8th day of June, 1998 between Farm Bureau Life Insurance Company and each of DREYFUS VARIABLE INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., DREYFUS STOCK INDEX FUND, INC. (formerly, “Dreyfus Life and Annuity Index Fund, Inc.” [d/b/a Dreyfus Stock Index Fund]), and DREYFUS INVESTMENT PORTFOLIOS, is hereby amended as follows:

1. Exhibit A is deleted in its entirety and replaced with a new Exhibit A, attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed as of this 3rd day of May, 2007 by a duly authorized officer of each party.

FARM BUREAU LIFE INSURANCE COMPANY

By:    /s/ JoAnn Rumelhart

Name: Jo Ann Rumelhart

Title: Executive Vice President

Date: May 3, 2007

ON BEHALF OF THOSE DREYFUS FUNDS

LISTED ABOVE AS PARTIES TO THE

AGREEMENT

By:    /s/ Michael A. Rosenberg

Name: Michael A. Rosenberg

Title: Secretary

Date:

Exhibit A

List of Participating Funds

(as of May 3, 2007)

Name	Share Class

Dreyfus Variable Investment Fund
Appreciation Portfolio	Initial Shares
Developing Leaders Portfolio[1]	Initial Shares
Growth and Income Portfolio	Initial Shares
International Equity Portfolio	Initial Shares

The Dreyfus Socially Responsible Growth Fund, Inc.	Service Shares

[1]	formerly, Small Cap Portfolio